Exhibit 99.1

Press Release

Energy: Largo Vista Group Appoints Denise Deng Chief Financial Officer
October 11, 2006

Newport Beach, Calif. (BUSINESS WIRE) October 11, 2006 Largo Vista Group, Ltd. (OTCBB: LGOV) announced today that Albert Figueroa resigned as registrant’s Chief Financial Officer. At the same time, Denise Deng was appointed as registrant’s Chief Financial Officer.

Ms. Deng, registrant’s new Chief Financial Officer, has over nine years of diverse financial management experience. During these nine years, she has held a variety of financial planning, analysis and accounting positions. Ms. Deng majored in accounting and obtained the qualification of accounting profession from Henan Finance Institute in China. She graduated from Normal University of Center of China with a Major in Enterprises Management. Ms. Deng has been involved with Largo Vista Group, Ltd. since 1999 and started working as Financial Manager of Kunming Xinmao Petrochemical Industry Co., Ltd. and created the accounting system. Currently, Ms. Deng is the General Manager of Zunyi Jiahong Gas Company, Ltd. (for Largo Vista Group) and has created a new management system for the business. The company is satisfied with her work and believes that Ms. Deng will be a good Chief Financial Officer.

Registrant and Ms. Deng have entered into an Employment Agreement dated as of October 7, 2006 pursuant to which Ms. Deng will serve as registrant’s Chief Financial Officer for an initial term of one year, subject to automatic renewal from year to year thereafter unless either party gives notice of termination at least ninety days prior to the automatic renewal date, at a base salary of $18,000 per year.

The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the Company's ability to produce and market products and or services and other risks detailed from time to time in their Company's reports with the Securities Exchange Commission.

Contact:
Largo Vista Group
Investor Relations, 949-252-2180

Source: Largo Vista Group, Ltd.